UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

TRUDY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-16056	06-1007765

(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

353 Main Avenue, Norwalk, CT		06851

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 846-2274

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 18, 2009, Trudy Corporation (the “Company”) entered into a definitive Asset Purchase Agreement whereby Trudy would sell substantially all of its assets to MMAC, LLC, which also would assume certain liabilities of Trudy. MMAC, LLC is an affiliate of Palm Ventures, LLC, a private investment firm.

Under the terms of the agreement, MMAC will assume substantially all of the secured and unsecured liabilities of Trudy with the exception of $2.7MM of personal debt owed to the principal shareholder and Chairman of Trudy, William W. Burnham. In consideration of the sale of substantially all of its assets, at Closing, Trudy will receive a note from MMAC to Trudy in the principal amount of $225,000 and an equity interest in MMAC, not to exceed 33%, determined in accordance with the net asset value of Trudy at Closing. In addition, loans from an affiliate of MMAC to Trudy, estimated to be $600,000 at Closing, will be assumed by MMAC at Closing. Substantially simultaneously with the Closing, Trudy will transfer the note and the equity interest in MMAC to William W. Burnham in consideration of the cancellation by Mr. Burnham of the personal debt owed by Trudy to Mr. Burnham, with the exception of up to $50,000 of debt owed to Mr. Burnham which will remain outstanding and which will be repaid to Mr. Burnham one year following the closing if and to the extent Trudy has not spent the $50,000 of cash it will retain at the closing for general corporate purposes.

Holders of Trudy’s common stock will not receive any payment or distribution with respect to their shares pursuant to the sale of substantially all the assets to MMAC.

MMAC will also enter into a new four year lease with Noreast Management, LLC, a company that is 91% owned by Mr. Burnham, for Trudy’s current headquarters on substantially the same terms as the current lease with Trudy.

Ashley Andersen Zantop, CEO and President of Trudy, Fell Herdeg, CFO, and William W. Burnham, Director of Corporate Development will be retained as employees by MMAC on substantially the same terms as their current employment with Trudy. Mr. Burnham and Ms. Andersen Zantop will join the Board of Directors of MMAC.

Trudy’s senior management intends to recommend to its Board of Directors that, after Closing, Trudy dissolve or enter into a transaction whereby the Trudy corporate shell may be sold. There is no assurance that a sale of the shell can be arranged.

The Asset Purchase Agreement and the transactions contemplated thereby have been approved by an Independent Committee of outside Directors of Trudy, by the Board of Directors of Trudy and by written consent of holders of a majority of the issued and outstanding shares of Common Stock of Trudy. The transaction is, however, subject to compliance with U.S. securities laws, including the preparation and filing with the Securities and Exchange Commission of an Information Statement which will be mailed to all of Trudy’s shareholders for their information, as well as other closing conditions. A closing is expected in February 2010.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No. & Description

2.1	Asset Purchase Agreement
99.5	Press Release

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Trudy Corporation (Registrant)

Dated: December 23, 2009	/s/ Ashley C Andersen Zantop

Ashley C. Andersen Zantop, CEO